                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                    ---------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (AMENDMENT NO. 3 )(1)
                                         -------

                             ViroPharma Incorporated
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock Par Value $0.002
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    928241108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
             (Date of Event which requires filing of this Statement)


         Check the appropriate box to designate the Rule pursuant to which this
Schedule is filed:

         / /      Rule 13d-1(b)
         / /      Rule 13d-1(c)
         /X/      Rule 13d-1(d)

------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 928241108                  13G                   Page 2 of 23 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak Investment Partners VI, Limited Partnership
     06-1412578
-------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/
-------------------------------------------------------------------
3.   SEC Use Only

------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------

Number of Shares             (5) Sole Voting Power
Beneficially                       577,139 Shares of Common Stock
Owned by                    ---------------------------------------
Each Reporting               (6) Shared Voting Power
Person With:                       Not applicable
                            ---------------------------------------
                             (7) Sole Dispositive Power
                                    577,139 Shares of Common Stock
                            ---------------------------------------
                             (8) Shared Dispositive Power
                                    Not applicable
-------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     577,139 Shares of Common Stock
-------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares * / /

-------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     3.83%
-------------------------------------------------------------------
12.  Type of Reporting Person *

     PN
------------------------------------------------------------------------------
                                      * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 928241108                  13G                   Page 3 of 23 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak Associates VI, LLC
     06-1412579
-------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/
-------------------------------------------------------------------
3.   SEC Use Only

------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------

Number of Shares             (5) Sole Voting Power
Beneficially                       Not applicable
Owned by                    ---------------------------------------
Each Reporting               (6) Shared Voting Power
Person With:                       577,139 Shares of Common Stock
                            ---------------------------------------
                             (7) Sole Dispositive Power
                                    Not applicable
                            ---------------------------------------
                             (8) Shared Dispositive Power
                                    577,139 Shares of Common Stock
-------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     577,139 Shares of Common Stock
-------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares * / /

-------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     3.83%
-------------------------------------------------------------------
12.  Type of Reporting Person *

     OO-LLC
------------------------------------------------------------------------------
                                      * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 928241108                  13G                   Page 4 of 23 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak VI Affiliates Fund, Limited Partnership
     06-1414970
-------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/
-------------------------------------------------------------------
3.   SEC Use Only

------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------

Number of Shares             (5) Sole Voting Power
Beneficially                       0 Shares of Common Stock
Owned by                    ---------------------------------------
Each Reporting               (6) Shared Voting Power
Person With:                       Not applicable
                            ---------------------------------------
                             (7) Sole Dispositive Power
                                    0 Shares of Common Stock
                            ---------------------------------------
                             (8) Shared Dispositive Power
                                    Not applicable
-------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     0 Shares of Common Stock
-------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares * / /

-------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     0%
-------------------------------------------------------------------
12.  Type of Reporting Person *

     PN
------------------------------------------------------------------------------
                                      * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 928241108                  13G                   Page 5 of 23 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak VI Affiliates, LLC
     06-1414968
-------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/
-------------------------------------------------------------------
3.   SEC Use Only

------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------


Number of Shares             (5) Sole Voting Power
Beneficially                       Not applicable
Owned by                    ---------------------------------------
Each Reporting               (6) Shared Voting Power
Person With:                       0 Shares of Common Stock
                            ---------------------------------------
                             (7) Sole Dispositive Power
                                   Not applicable
                            ---------------------------------------
                             (8) Shared Dispositive Power
                                   0 Shares of Common Stock
-------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     0 Shares of Common Stock
-------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares * / /

-------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     0%
-------------------------------------------------------------------
12.  Type of Reporting Person *

     OO-LLC
------------------------------------------------------------------------------
                                      * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 928241108                  13G                   Page 6 of 23 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak Management Corporation
     06-0990851
-------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/
-------------------------------------------------------------------
3.   SEC Use Only

------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------

Number of Shares             (5) Sole Voting Power
Beneficially                       Not applicable
Owned by                    ---------------------------------------
Each Reporting               (6) Shared Voting Power
Person With:                       577,139 Shares of Common Stock
                            ---------------------------------------
                             (7) Sole Dispositive Power
                                   Not applicable
                            ---------------------------------------
                             (8) Shared Dispositive Power
                                   577,139 Shares of Common Stock
-------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     577,139 Shares of Common Stock
-------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares * / /

-------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     3.83%
-------------------------------------------------------------------
12.  Type of Reporting Person *

     CO
------------------------------------------------------------------------------
                                      * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 928241108                  13G                   Page 7 of 23 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Bandel L. Carano
-------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/
-------------------------------------------------------------------
3.   SEC Use Only

------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
-------------------------------------------------------------------

Number of Shares             (5) Sole Voting Power
Beneficially                       Not applicable
Owned by                    ---------------------------------------
Each Reporting               (6) Shared Voting Power
Person With:                       577,139 Shares of Common Stock
                            ---------------------------------------
                             (7) Sole Dispositive Power
                                   Not applicable
                            ---------------------------------------
                             (8) Shared Dispositive Power
                                   577,139 Shares of Common Stock
-------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     577,139 Shares of Common Stock
-------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares * / /

-------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     3.83%
-------------------------------------------------------------------
12.  Type of Reporting Person *

     IN
------------------------------------------------------------------------------
                                      * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 928241108                  13G                   Page 8 of 23 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Gerald R. Gallagher
-------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/
-------------------------------------------------------------------
3.   SEC Use Only

------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
-------------------------------------------------------------------

Number of Shares             (5) Sole Voting Power
Beneficially                       Not applicable
Owned by                    ---------------------------------------
Each Reporting               (6) Shared Voting Power
Person With:                       577,139 Shares of Common Stock
                            ---------------------------------------
                             (7) Sole Dispositive Power
                                   Not applicable
                            ---------------------------------------
                             (8) Shared Dispositive Power
                                   577,139 Shares of Common Stock
-------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     577,139 Shares of Common Stock
-------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares * / /

-------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     3.83%
-------------------------------------------------------------------
12.  Type of Reporting Person *

     IN
------------------------------------------------------------------------------
                                      * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 928241108                  13G                   Page 9 of 23 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Edward F. Glassmeyer
-------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/
-------------------------------------------------------------------
3.   SEC Use Only

------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
-------------------------------------------------------------------

Number of Shares             (5) Sole Voting Power
Beneficially                       Not applicable
Owned by                    ---------------------------------------
Each Reporting               (6) Shared Voting Power
Person With:                       577,139 Shares of Common Stock
                            ---------------------------------------
                             (7) Sole Dispositive Power
                                   Not applicable
                            ---------------------------------------
                             (8) Shared Dispositive Power
                                   577,139 Shares of Common Stock
-------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     577,139 Shares of Common Stock
-------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares * / /

-------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     3.83%
-------------------------------------------------------------------
12.  Type of Reporting Person *

     IN
------------------------------------------------------------------------------
                                      * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 928241108                  13G                   Page 10 of 23 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Fredric W. Harman
-------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/
-------------------------------------------------------------------
3.   SEC Use Only

------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
-------------------------------------------------------------------

Number of Shares             (5) Sole Voting Power
Beneficially                       Not applicable
Owned by                    ---------------------------------------
Each Reporting               (6) Shared Voting Power
Person With:                       577,139 Shares of Common Stock
                            ---------------------------------------
                             (7) Sole Dispositive Power
                                   Not applicable
                            ---------------------------------------
                             (8) Shared Dispositive Power
                                   577,139 Shares of Common Stock
-------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     577,139 Shares of Common Stock
-------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares * / /

-------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     3.83%
-------------------------------------------------------------------
12.  Type of Reporting Person *

     IN
------------------------------------------------------------------------------
                                      * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 928241108                  13G                   Page 11 of 23 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Ann H. Lamont
-------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/
-------------------------------------------------------------------
3.   SEC Use Only

------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
-------------------------------------------------------------------

Number of Shares             (5) Sole Voting Power
Beneficially                       Not applicable
Owned by                    ---------------------------------------
Each Reporting               (6) Shared Voting Power
Person With:                       577,139 Shares of Common Stock
                            ---------------------------------------
                             (7) Sole Dispositive Power
                                   Not applicable
                            ---------------------------------------
                             (8) Shared Dispositive Power
                                   577,139 Shares of Common Stock
-------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     577,139 Shares of Common Stock
-------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares * / /

-------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     3.83%
-------------------------------------------------------------------
12.  Type of Reporting Person *

     IN
------------------------------------------------------------------------------
                                      * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 928241108                  13G                   Page 12 of 23 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Eileen M. More
-------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/
-------------------------------------------------------------------
3.   SEC Use Only

------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
-------------------------------------------------------------------

Number of Shares             (5) Sole Voting Power
Beneficially                       Not applicable
Owned by                    ---------------------------------------
Each Reporting               (6) Shared Voting Power
Person With:                       577,139 Shares of Common Stock
                            ---------------------------------------
                             (7) Sole Dispositive Power
                                   Not applicable
                            ---------------------------------------
                             (8) Shared Dispositive Power
                                   577,139 Shares of Common Stock
-------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     577,139 Shares of Common Stock
-------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares * / /

-------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     3.83%
-------------------------------------------------------------------
12.  Type of Reporting Person *

     IN
------------------------------------------------------------------------------
                                      * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 13 of 23 pages

                                  Schedule 13G
                                Amendment No. 3*
                          Common Stock Par Value $0.002
                               CUSIP No. 928241108

ITEM 1(a)        NAME OF ISSUER:
                 ViroPharma Incorporated

ITEM 1(b)        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                      405 Eagleview Boulevard
                      Exton, Pennsylvania 19341

ITEM 2(a)        NAME OF PERSON FILING:

     Oak Investment Partners VI, Limited Partnership
     Oak Associates VI, LLC
     Oak VI Affiliates Fund, Limited Partnership
     Oak VI Affiliates, LLC
     Oak Management Corporation
     Bandel L. Carano
     Gerald R. Gallagher
     Edward F. Glassmeyer
     Fredric W. Harman
     Ann H. Lamont
     Eileen M. More (as of January 1, 2000, Mr. More has ceased to be a filing person)

ITEM 2(b)        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     c/o Oak Management Corporation
     One Gorham Island
     Westport, CT 06880

ITEM 2(c)        CITIZENSHIP:

     Please refer to Item 4 on each cover sheet for each filing person

ITEM 2(d)        TITLE OF CLASS OF SECURITIES:

     Common stock Par Value $0.002

ITEM 2(e)        CUSIP NUMBER: 928241108

                                                             Page 14 of 23 pages

ITEM 3           Not Applicable.

ITEM 4           OWNERSHIP.

     The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Entities is based upon 15,049,415 shares outstanding as of November 12, 1999, as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999.

     Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

ITEM 5           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ X ]

ITEM 6           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                 PERSON.

     Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable

ITEM 8           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable

ITEM 9           NOTICE OF DISSOLUTION OF GROUP.

     Not applicable

ITEM 10          CERTIFICATIONS.

     Not applicable

                                                             Page 15 of 23 pages


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

SIGNATURE:

     Dated:  February 14, 2000

     Entities:

Oak Investment Partners VI, Limited Partnership
Oak Associates VI, LLC
Oak VI Affiliates Fund, Limited Partnership
Oak VI Affiliates, LLC
Oak Management Corporation


                                       By:      /s/ Edward F. Glassmeyer
                                          -----------------------------------
                                                Edward F. Glassmeyer, as
                                                General Partner or
                                                Managing Member or as
                                                Attorney-in-fact for the
                                                above-listed entities
     Individuals:

Bandel L. Carano
Gerald R. Gallagher
Edward F. Glassmeyer
Fredric W. Harman
Ann H. Lamont
Eileen M. More

                                       By:      /s/ Edward F. Glassmeyer
                                          -----------------------------------
                                                Edward F. Glassmeyer,
                                                Individually and as
                                                Attorney-in-fact for the
                                                above-listed individuals

                                                             Page 16 of 23 pages

                                INDEX TO EXHIBITS


                                                               PAGE


EXHIBIT A            Agreement of Reporting Persons            17

EXHIBIT B            Power of Attorney                         18